UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2006

Honeywell International Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	1-8974	22-2640650
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Columbia Road Morristown, NJ	07928
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 455-2000

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 27, 2006 Honeywell entered into a $2.3 billion Five-Year Credit Agreement among Citicorp USA, Inc., as administrative agent, JP Morgan Chase Bank., N.A., as syndication agent, Bank of America, N.A., Barclays Bank plc, Deutsche Bank AG, New York Branch, and UBS Securities LLC, as documentation agents, and CitiGroup Global Markets Inc. and JP Morgan Securities Inc., as joint lead arrangers and co-book managers (the “Credit Agreement”). Commitments under the Credit Agreement can be increased pursuant to the terms of the credit agreement to an aggregated amount not to exceed $3 billion.

The Credit Agreement replaces the previously reported $1 billion five year credit agreement dated as of October 22, 2004, and $1.3 billion five year credit agreement dated as of November 26, 2003 (the “Prior Agreements”). No borrowings were outstanding at any time under either of the Prior Agreements. The Credit Agreement includes a $500 million sub-limit for the potential issuance of letters of credit. Approximately $175 million of letters of credit under the Prior Agreements are deemed to have been issued under the Credit Agreement. The Credit Agreement is maintained for general corporate purposes, including support for the issuance of commercial paper.

The Credit Agreement does not restrict Honeywell’s ability to pay dividends, nor does it contain financial covenants. The failure to comply with customary conditions or the occurrence of customary events of default contained in the Credit Agreement would prevent any further borrowings and would generally require the repayments of any outstanding borrowings under the Credit Agreement. Such events of default include, among other things, (a) non-payment of Credit Agreement debt, interest or fees; (b) non-compliance with the terms of the Credit Agreement covenants; (c) cross-default with other debt in certain circumstances; (d) bankruptcy; and (e) defaults upon obligations under the Employee Retirement Income Security Act. Additionally, each of the banks has the right to terminate its commitment to lend additional funds or issue additional letters of credit under the credit agreement if any person or group acquires beneficial ownership of 30 percent or more of Honeywell’s voting stock, or, during any 12-month period, individuals who were directors of Honeywell at the beginning of the period cease to constitute a majority of the Board of Directors.

Loans under the Credit Agreement are required to be repaid no later than April 27, 2011, unless such date is extended pursuant to the terms of the Credit Agreement. Honeywell has agreed to pay a facility fee of 0.06 percent per annum on the aggregate commitment for the Credit Agreement.

Interest on borrowings under the Credit Agreement would be determined, at Honeywell’s option, by (a) an auction bidding procedure; (b) the highest of the floating base rate publicly announced by Citibank, N.A., 0.5 percent above the average CD rate, or 0.5 percent above the Federal funds rate; or (c) the average Eurocurrency rate plus 0.14 percent (applicable margin).

The facility fee, the applicable margin over the Eurocurrency rate on the Credit Agreement, and the letter of credit issuance fee, are subject to change, based upon a grid determined by Honeywell’s long-term debt ratings. The Credit Agreement is not subject to termination based upon a decrease in Honeywell’s debt ratings or a Material Adverse Change (as defined in the Credit Agreement).

A copy of the Credit Agreement will be filed as an exhibit to our Form 10-Q for the quarter ending June 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Honeywell International Inc. (Registrant)

Date: May 2, 2006	By:	/s/ Thomas F. Larkins
Vice President, Corporate Secretary and Deputy General Counsel